Exhibit 11.    Earnings Per Share
- - ---------------------------------
    Additional primary and fully diluted earnings per share computations pursuant to Regulation S-K, CFR Section 229.601(b)(11): The following computations are submitted for informational purposes only pursuant to Regulation S-K, although they are contrary to APB 15.

PRIMARY EARNINGS PER SHARE (ADDITIONAL):
                                                                                THREE MONTHS ENDED JULY 31,
                                                                             ----------------------------------
                                                                                1994                    1992
         Weighted average number of common shares outstanding                  1,859,902              1,170,756

         Shares assumed to be issued upon exercising
            of stock purchase rights                                             (29,075)               966,349
                                                                              ----------             ----------
         Average number of common and common equivalent
            shares                                                             1,830,827              2,137,105
                                                                              ==========             ==========

         Net loss                                                             $ (363,852)            $ (602,398)

         Increase in interest income (net of tax) from assumed
            investment in certificates of deposit and decrease
            in interest expense (net of tax) from assumed
            payment of short-term debt with assumed
            stock purchase rights proceeds in excess
            of 20% repurchase limitation                                               -                 22,179
                                                                              ----------             ----------
         Adjusted net loss                                                    $ (363,852)            $ (580,219)
                                                                              ==========             ==========

         Net income (loss) per common share                                   $    (0.20)            $    (0.27)
                                                                              ==========             ==========





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

FULLY DILUTED EARNINGS PER SHARE (ADDITIONAL):

                                                                                  THREE MONTHS ENDED JULY 31,
                                                                             ----------------------------------
                                                                                1992                    1991
         Weighted average number of common shares outstanding                  1,859,902              1,170,756

         Shares assumed to be issued upon exercising
            of stock purchase rights                                             (29,075)               976,936
                                                                             -----------             ----------
         Average number of common and common equivalent
            shares                                                             1,830,827              2,147,692
                                                                             ===========             ==========

         Net loss                                                             $ (363,852)            $ (602,398)

         Increase in interest income (net of tax) from assumed
            investment in certificates of deposit and decrease
            in interest expense (net of tax) from assumed
            payment of short-term debt with assumed
            stock purchase rights proceeds in excess
            of 20% repurchase limitation                                               -                 20,753
                                                                             -----------             ----------
         Adjusted net loss                                                    $ (363,852)            $ (581,645)
                                                                             ===========             ==========

         Net income (loss) per common share                                   $    (0.20)            $    (0.27)
                                                                             ===========             ==========

Notes regarding the calculation of primary and fully diluted earnings per share pursuant to Regulation S-K, CFR Section 229.601(b)(11):

    For the fiscal quarters ended July 31, 1994 and 1993, exercise of stock purchase rights is assumed at the beginning of the period or at the date of grant, if granted during the period. Pursuant to the treasury stock method shares assumed to be issued upon exercising of stock purchase rights represents the number shares issued upon assumed exercise less shares repurchased at the average market price.

    For the fiscal quarter ended July 31, 1994 and 1993 fully diluted earnings per share amounts are based on the increased number of shares that would be issued assuming exercise of stock purchase rights. Fully diluted earnings per share is computed under the aforementioned method as primary earnings per share, except the repurchase of shares uses the higher of the average market price during the period or the ending market price, unless shares were actually issued pursuant to exercises, then the average market price on the day of exercise is used.

    Included in the weighted average number of common shares outstanding at July 31, 1993 are 36,667 shares issued pursuant to stock sales and 133,333 shares which were issuable at July 31, 1993. During the previous fiscal quarter the Company issued 778,160 shares pursuant to warrant exercises. If these shares had been issued at the beginning of the period primary and fully diluted earnings per share have been ($0.29).

    All amounts hereof have been restated for the Company's one (1) to three
(3) reverse stock split which was effected July 26, 1994.





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